Exhibit 3.1

Entity #: 2723678 Date Filed: 05/05/2011 Carol Aichele Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Articles of Amendment-Domestic Corporation

(15 Pa.C.S.)

☒ Business Corporation (§ 1915)

☐ Nonprofit Corporation (§ 5915)

Name PENNCORP SERVICEGROUP, INC. Address 600 NORTH SECOND STREET PO Box 1210 City State Zip Code HARRISBURG, PA 17108-1210	Document will be returned to the name and address you enter to the left. ï

Fee: $70

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1. The name of the corporation is:

iGate Corporation

2. The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street                                         City                State                Zip                 County

Park West Two, Suite 410, 2000 Cliff Mine Road, Pittsburgh, PA 15275 Allegheny

(b) Name of Commercial Registered Office Provider                                                             County

c/o

3. The statute by or under which it was incorporated: Business Corporation Law
4. The date of its incorporation: November 12, 1996

5. Check, and if appropriate complete, one of the following:

☒       The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☐       The amendment shall be effective on:                                 at

                                                                                      Date                       Hour

6. Check one of the following:

☒       The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or §5914(a).

☐       The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7. Check, and if appropriate, complete one of the following:

☐       The amendment adopted by the corporation, set forth in full, is as follows

☒       The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8. Check if the amendment restates the Articles: ☒ The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this     5th     day of May, 2011.

iGATE CORPORATION

Name of Corporation

/s/ Mukund Srinath

Signature

V.P. Legal & Corporate Secretary

Title

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

iGATE CORPORATION

1.	Name.

The name of the corporation shall be iGATE Corporation (herein called the “Corporation”).

2.	Registered Office.

The location and post office address of the Corporation’s registered office in the Commonwealth of Pennsylvania is Park West Two, Suite 410, 2000 Cliff Mine Road, Pittsburgh, Pennsylvania 15275, Allegheny County.

3.	Purpose and Powers.

The Corporation was incorporated under the Business Corporation Law of 1933 and is currently subject to the Business Corporation Law of 1988, as amended (hereinafter, the “BCL”), and shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the BCL.

4.	Term of Existence.

The term for which the Corporation shall exist is perpetual.

5.	Capital Stock.

5.1	Authorized Shares.

The Corporation is authorized to issue two classes of shares designated Common Stock and Preferred Stock, respectively. The aggregate number of shares which the Corporation shall have authority to issue is:

(a)	700,000,000 shares of Common Stock, $.01 par value;

(b)	1 share of Series A Preferred Stock, without par value;

(c)	480,000 shares of Series B Preferred Stock, without par value, as set forth on Annex A hereto; and

(d)	19,519,999 shares of additional Preferred Stock, without par value.

5.2	Preferred Stock.

The Board of Directors is authorized, from time to time, to divide the Preferred Stock into series and, as to each series, to determine the designation and number of shares of such series and the voting rights, preferences, limitations and special rights, if any, of the shares of such series. Such divisions and determinations shall be set forth in these Second Amended and Restated Articles of Incorporation, as they may be amended from time to time (“Articles”), adopted by the Board of Directors.

The following is a statement of the designations, preferences, voting rights, limitations and special rights in respect of the Series A Preferred Stock.

NO DIVIDENDS. The holder of Series A Preferred Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

VOTING RIGHTS. Except as otherwise required by law or these Articles, (i) the holder of record of the share of Series A Preferred Stock shall have a number of votes equal to the number of outstanding Non-Voting Exchangeable Shares (“Exchangeable Shares”) of Quantum Information Resources Limited, a Canadian corporation (“Quantum”), from time to time which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, in each case for the election of directors and on all matters submitted to a vote of the shareholders of the Corporation, and (ii) in respect of all matters concerning the voting shares, the Series A Preferred Stock and the Common Stock of the Corporation shall vote as a single class.

LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to any prior rights of holders of shares of Preferred Stock ranking senior to the Series A Preferred Stock, the holder of the share of Series A Preferred Stock shall be paid an amount equal to $1.00, together with payment to any class of stock ranking on liquidation junior to the Series A Preferred Stock (such amount payable with respect to the Series A Preferred Stock being referred to as the “Series A Preferred Liquidation Preference Payment”).

RANKING. The Series A Preferred Stock shall rank junior in all respects to any other series of Preferred Stock now or hereafter issued by the Corporation.

OTHER PROVISIONS. (a) Pursuant to the terms of that certain Combination and Exchange Agreement, dated as of June 1, 1998, as amended (the “Purchase Agreement”), among the Corporation and Quantum, Quantum Management Investments Limited, Lyon Gould, King Moore Consultants Limited, King Moore, 412977 Ontario Limited and Hilary Bruun, the one share of Series A Preferred Stock is being issued to the trustee (the “Trustee”) under the Trust Agreement, dated as of June 1, 1998 by and between the parties to the Purchase Agreement and the Trustee. (b) The holder of the share of Series A Preferred Stock is entitled to exercise the voting rights attendant thereto in such manner as such holder desires. (c) At such time as the Series A Preferred Stock has no votes attached to it because there are no Exchangeable Shares of Quantum outstanding which are not owned by the Corporation or any of its subsidiaries, the Series A Preferred Stock shall be cancelled.

5.3	Common Stock.

Except for and subject to those rights expressly granted to holders of the Preferred Stock, or any series thereof, by one or more amendments to these Articles adopted by the Board of Directors, and except as provided by the laws of the Commonwealth of Pennsylvania, holders of the Common Stock shall have exclusively all other rights of shareholders. All shares of Common Stock issued or to be issued shall be alike in every particular.

5.4	Uncertificated Shares.

The Corporation may utilize uncertificated shares of Common Stock and Preferred Stock to represent stock interests of its shareholders. Notwithstanding any provision of law or any bylaw to the contrary, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

5.5	Cumulative Voting.

The holders of the outstanding shares of the Corporation entitled to vote shall not be entitled to cumulate their votes in the election of directors.

6.	Board of Directors.

6.1	Number, Election, etc.

The Board of Directors shall be comprised as follows:

(a)	Number.

Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article 5.2 hereof relating to the rights of holders of Preferred Stock, the Board of Directors shall have such number of members as determined from time to time by the Board of Directors; provided that the number of such members shall in no case be less than three or greater than fourteen.

(b)	Classes, Election and Terms.

The directors, other than those who may be elected by the holders of any series of Preferred Stock then outstanding, shall be classified in respect to the time for which they shall severally serve on the Board of Directors by dividing them into three classes, each of whose members shall serve for staggered three-year terms. At each annual meeting of the shareholders, the holders of outstanding shares of the Corporation entitled to vote shall elect directors of the class whose term then expires, to serve until the third succeeding annual meeting. Except as otherwise provided in these Articles, each director shall serve for the term for which elected and until his or her successor shall be elected and shall qualify.

(c)	Quorum and Board Action.

A majority of the directors then serving shall constitute a quorum for the transaction of business, and the actions of a majority of the directors then serving shall be the actions of the Board of Directors.

(d)	Removal of Directors.

Subject to the rights of the holders of any series of Preferred Stock then outstanding to remove any director elected by such series of Preferred Stock, and notwithstanding any provision of law that would require a showing of cause, a director or directors may be removed from the Board of Directors at any time without cause by the affirmative vote of holders of at least two thirds (66 2/3%) of the outstanding shares of the Corporation entitled to vote, voting together as a single class.

(e)	Vacancies.

Subject to the rights of the holders of any series of Preferred Stock then outstanding to fill a vacancy related to a director elected by such series of Preferred Stock, vacancies on the Board of Directors shall be filled only by a majority vote of the remaining directors. All such directors elected to fill vacancies shall serve on the Board for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

7.	Shareholders Meetings.

7.1	Nominations of Director Candidates,

Subject to the rights of the holders of any series of Preferred Stock then outstanding to nominate directors, nominations for the election of directors may be made only by the Board of Directors or a committee appointed by the Board of Directors, or by any record holder of stock entitled to vote in the election of the directors; provided, however, that a nomination may be made by a shareholder only if written notice of such nomination has been received by the Secretary of the Corporation not later than 120 days in advance of the meeting at which the election is to be held; provided further, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder to be timely must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurred. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. If the Corporation receives notice from a shareholder pursuant to this Article 7.1 and such notice, in the judgment of the Board of Directors, fails to comply with the requirements set forth in this Article 7.1 in any respect, the Corporation shall notify the shareholder of the deficiencies with such notice within ten days of the Corporation’s receipt of such notice. Commencing on the day of receipt of the deficiency notification from the Corporation, the shareholder shall have ten days to cure all deficiencies and provide the Corporation with notice which conforms to the requirements of this Article 7.1.

7.2	Business to be Transacted.

At any annual meeting or special meeting of shareholders, only such business as is properly brought before the meeting in accordance with this Article 7.2 may be transacted. To be properly brought before any meeting, any proposed business must be either (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) if brought before the meeting by a shareholder, then (x) the shareholder must have been a shareholder of record on the record date for the determination of shareholders entitled to vote at the annual meeting, and (y) only if written notice of such proposed business has been received by the Secretary of the Corporation not later than 120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder to be timely must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurred. There will be no opportunity to cure any deficiencies within any notice given pursuant to this Article 7.2.

7.3	Vote Required for Fundamental Changes.

In addition to any vote required by law, the affirmative vote of holders of at least 66 2/3% of the votes cast by shareholders eligible to vote thereon, voting together as a single class, shall be necessary to approve any action for which shareholder approval is required under Subchapters B, C, D, E and F of Chapter 19 (Fundamental Changes) of the BCL (the “Fundamental Change”), and any successor provisions thereto; provided, however, that the additional affirmative vote required by this Article 7.3 shall not apply to any Fundamental Change if such Fundamental Change is approved, recommended and submitted to the shareholders for their consideration by the unanimous vote of the directors of the Corporation then serving.

7.4	Partial Written Consents.

Any action required or permitted to be taken at a meeting of the shareholders, or of a class of shareholders, may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The consents shall be filed with the secretary of the Corporation. The action shall become effective immediately upon its authorization, or at such later time as shall be specified in said written consent, but prompt notice of the action shall be given to those shareholders entitled to vote thereon who have not consented thereto.

8.	Inapplicability of Certain Provisions.

Notwithstanding any law or bylaw of the Corporation to the contrary, the provisions of Subchapters E, F, G and H of Chapter 25 (Registered Corporations) of the BCL, and any successors thereto, shall not be applicable to the Corporation.

9.	Personal Liability of Directors.

9.1	Personal Liability of Directors; Indemnification.

A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the BCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law. Any repeal, modification or adoption of any provision inconsistent with Article 9.1 shall be prospective only, and neither the repeal or modification of this provision nor the adoption of any provision inconsistent with this provision shall adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

9.2	Indemnification of Directors and Officers.

(a) The Corporation shall indemnify and hold harmless, to the full extent permitted by law, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation or otherwise (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of the Corporation, or in any other capacity on behalf of the Corporation while such person is or was serving as a director or executive officer of the Corporation, against all expenses, liability and loss, including but not limited to attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith.

(b) Notwithstanding the foregoing clause (a), except as provided in Article 9.3 below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(c) Subject to the limitation set forth in the foregoing clause (b) concerning proceedings initiated by the person seeking indemnification, the right to indemnification conferred in this Article 9.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights under this Article 9.2 in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of the Corporation in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Corporation under this Article 9.2 or otherwise.

(d) The right to indemnification and advancement of expenses provided herein shall continue as to a person who has ceased to be a director or executive officer of the Corporation or to serve in any of the other capacities described herein, and shall inure to the benefit of the heirs, executors and administrators of such person.

9.3	Payment of Indemnification.

If a claim for indemnification under Article 9.2 hereof is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

9.4	Non-Exclusivity of Rights.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of a final disposition conferred in Article 9.2 and the right to payment of expenses conferred in Article 9.3 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of shareholders, vote of directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding that office, the Corporation having the express authority to enter into such agreements or arrangements as the Board of Directors, deems appropriate for the indemnification of and advancement of expenses to present or future directors and officers as well as employees, representatives or agents of the Corporation in connection with their status with or services to or on behalf of the Corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for which such person is serving at the request of the Corporation.

9.5	Funding.

The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, including its obligation to advance expenses, whether arising under or pursuant to this Article 9 or otherwise.

9.6	Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation has the power to indemnify such person against such liability under the laws of Pennsylvania or any other state.

9.7	Modification or Repeal.

Neither the modification, amendment, alteration or repeal of this Article 9 or any of its provisions nor the adoption of any provision inconsistent with this Article 9 or any of its provisions shall adversely affect the rights of any person to indemnification and advancement of expenses existing at the time of such modification, amendment, alteration or repeal or the adoption of such inconsistent provision.

10.	Bylaw Amendments.

The Board of Directors may adopt, amend or repeal the Bylaws with respect to those matters which under the BCL are not reserved exclusively to the shareholders. No Bylaw may be adopted, amended or repealed by the shareholders unless, in addition to any other vote required by law, these Articles or otherwise, such action is approved by the vote of holders of at least 66 2/3% of the votes cast by shareholders eligible to vote thereon, voting together as a single class; provided, however, that the additional affirmative vote required by this Article shall not apply to any shareholder adoption, amendment or repeal of any Bylaw provision if such action is approved, recommended and submitted to the shareholders for their consideration by the unanimous vote of the directors of the Corporation then serving.

11.	Reservation of Right to Amend Articles.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in the manner now or hereafter prescribed by law and these Articles, and all rights conferred upon shareholders herein are granted subject to this reservation.

ANNEX A	EXECUTION COPY

STATEMENT WITH RESPECT TO SHARES

OF 8% SERIES B CONVERTIBLE

PARTICIPATING PREFERRED STOCK,

NO PAR VALUE PER SHARE, OF

IGATE CORPORATION

Adopted in accordance with the provisions of Section 1522(b) of the

Business Corporation Law of the Commonwealth of Pennsylvania

Phaneesh Murthy, being the Chief Executive Officer of iGate Corporation, a corporation duly organized and existing under and by virtue of the Business Corporation Law of the Commonwealth of Pennsylvania (the “BCL”), DOES HEREBY CERTIFY as follows:

A. The name of the corporation is iGate Corporation (the “Corporation”).

B. The Second Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorize the issuance of an additional 19,999,999 shares of preferred stock, without par value, of the Corporation and expressly vests in the Board of Directors of the Corporation (the “Board of Directors”) the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions, determine the designation, number of shares of such series and the rights, preferences, limitations and special rights, if any, of the shares of such series to be issued.

C. The Board of Directors, pursuant to the authority expressly vested by the Articles of Incorporation, has adopted the following resolution creating Series B Convertible Participating Preferred Stock, which constitutes all requisite actions on the part of the Corporation with respect to the authorization of the filing of this Statement with Respect to Shares:

BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation and Section 1522(b) of the BCL, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having the rights, preferences, limitations and special rights that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation and hereby constituting an amendment to the Articles of Incorporation as follows:

Section 1. Designation. The designation of the series of preferred stock of the Corporation is “8.0% Series B Convertible Participating Preferred Stock” (the “Series B Preferred Stock”). Each share of the Series B Preferred Stock shall be identical in all respects to every other share of the Series B Preferred Stock.

Section 2. Number of Shares. The number of shares of Series B Preferred Stock authorized is four hundred eighty thousand (480,000).

Section 3. Defined Terms and Rules of Construction.

(a) Definitions.

“10% Holder” shall have the meaning ascribed to it in the Investor Rights Agreement.

“Accrued Value” shall mean, with respect to any Share, on any date, the sum of (a) the Initial Value plus (b) if such date is on or after the first Dividend Reference Date, all dividends on such Share that have accrued (including on account of compounding as provided in the second sentence of Section 4(a)) through each and every Dividend Reference Date starting from the first Dividend Reference Date up to, and including such date (if such date is a Dividend Reference Date) or the most recent Dividend Reference Date.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, each investment fund managed and/or advised by, or any other Person under common control with, Apax Partners LLP or any such investment fund shall be deemed to be an Affiliate of the Sponsor.

“Alternative Change of Control Redemption Date” shall have the meaning ascribed to it in Section 6(b)(iii).

“Articles of Incorporation” shall have the meaning ascribed to it in the preamble hereto.

“BCL” shall have the meaning ascribed to it in the preamble hereto.

“Board of Directors” shall have the meaning ascribed to it in the preamble hereto.

“Board Threshold” shall have the meaning ascribed to it in the Investor Rights Agreement.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York or in the State of California generally are authorized or required by law or other governmental actions to close.

“Bylaws” shall mean the Amended and Restated Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Change of Control” shall mean (a) the sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets or properties of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) the Corporation becomes aware of (by way of a report or any other filing pursuant to the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any single Person or group (other than any 10% Holder, any Affiliate of any 10% Holder or any group (as defined in Rule 13d-5 of the Exchange Act) of which any such 10% Holder or any such Affiliate is a member) of the beneficial ownership, direct or indirect, of greater than 50% of the voting power of the Corporation’s issued and outstanding Voting Stock or (c) any merger or consolidation to which the Corporation is a party unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act) is the beneficial owner of greater than 50% of the voting power of the Corporation’s Voting Stock or such surviving Person’s issued and outstanding voting stock.

“Change of Control Purchase Price” shall mean, with respect to any Change of Control, the price payable in cash for one share of the Common Stock in such Change of Control, and, if the consideration payable for such share of Common Stock is not solely cash, the Fair Market Value of such non-cash consideration payable for such share.

“Change of Control Redemption Date” shall have the meaning ascribed to it in Section 6(b)(iii) hereto.

“Charter Amendment” shall have the meaning set forth in the Purchase Agreement.

“Close of Business” shall mean, with respect to any Business Day, 5:00 p.m., New York City time, on such day.

“Closing Price” shall mean, with respect to the Common Stock, and with respect to any Trading Day, the last reported sale price per share of the Common Stock (or, if no last reported sale price is available, the average of the last bid price and the last ask price per share of the Common Stock or, if more than one in either case, the average of the average last bid price and the average last ask price per share of the Common Stock) on such Trading Day as reported by the principal Trading Market for the Common Stock or, if the Common Stock is not quoted on any Trading Market on such Trading Day, the Fair Market Value of one share of the Common Stock on such Trading Day.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Deemed Outstanding” shall mean, with respect to any given time, the number of shares of Common Stock actually outstanding at such time plus the number of shares of Common Stock deemed to be outstanding at such time pursuant to Section 9(d)(i) and/or Section 9(d)(ii) hereof, as applicable.

“Conversion Cap” shall have the meaning ascribed to it in Section 8(a) hereto.

“Conversion Date” shall have the meaning ascribed to it in Section 8(d) hereto.

“Conversion Price” shall mean $20.30 per share of Common Stock, subject to adjustment as set forth in Section 9.

“Conversion Stock” means shares of the Common Stock issuable upon the conversion of the Series B Preferred Stock; provided that if, pursuant to Section 9(f), the Series B Preferred Stock becomes convertible into stock, other securities or other assets other than the Common Stock, the term “Conversion Stock” shall mean a Unit of Reference Property.

“Convertible Securities” shall mean any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning ascribed to it in the preamble hereto.

“Corporation Conversion Date” shall have the meaning ascribed to it in Section 8(b) hereto.

“Deemed Conversion Shares” shall mean, with respect to each Share, with respect to any date, the number of shares of Conversion Stock equal to the quotient of (i) the Accrued Value of such Share (plus, without duplication, any accrued dividends not already included in such Accrued Value) as of and including such date and (ii) the Conversion Price in effect as of such date.

“Deemed Redeemed Shares” shall have the meaning ascribed to it in Section 6(d) hereto.

“Dividend Rate” shall mean 8.0% per annum, subject to adjustment as set forth in Section 11(b).

“Dividend Reference Date” shall mean March 15, June 15, September 15 and December 15 of each year, beginning for any Share, on the earliest such date after the initial issuance of such Share.

“Event of Noncompliance” shall have the meaning ascribed to it in Section 11(a) hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to any security or other property (including for the avoidance of doubt any Common Stock, Option or Convertible Security issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation), the fair market value of such security or other property at such time, as determined in good faith by the Board of Directors using a nationally recognized bulge bracket investment bank to provide a valuation opinion.

“Final Issue Date” shall mean the Second Closing Date, as defined in the Purchase Agreement.

“Initial Issue Date” shall mean the First Closing Date, as defined in the Purchase Agreement.

“Initial Value” shall mean $1,000.00 per Share.

“Internal Reorganization Event” shall mean a merger or consolidation which is effected (a) by or among the Corporation and its direct and/or indirect Subsidiaries or (b) between the Corporation and any Person for the primary purpose of changing the domicile of the Corporation.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement, dated as of the Initial Issue Date, as it may be amended from time to time in accordance with its terms, by and among the Corporation and the Sponsor (and any other parties who may join such agreement at a later date in accordance with its terms).

“Junior Stock” shall mean any class or series of stock issued by the Corporation that ranks junior to the Series B Preferred Stock (a) as to the payment of dividends or (b) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“Latest Payment Time” shall have the meaning ascribed to it in Section 6(c).

“Loan Documents” shall mean the definitive documents entered into by the Corporation and its Subsidiaries governing (a) the up to $50 million revolving credit facility and (b) the up to $700 million in aggregate principal amount of senior unsecured notes (the “Notes”) issued in a Rule 144A or other private placement or up to $700 million of senior unsecured increasing rate loans under a credit facility if the Notes are not issued prior to the closing date of the Patni SPA each as contemplated under the debt financing commitment letters provided in connection with the acquisition contemplated by the Patni SPA.

“Majority Owned” shall have the meaning ascribed to it in the definition of Subsidiary.

“Market Price” shall mean, with respect to of the Corporation’s Common Stock, with respect to a particular date (the “Valuation Date”), the following: (a) if the Common Stock is then quoted on The New York Stock Exchange (“NYSE”), The NASDAQ Global Market (the “NASDAQGM”), The NASDAQ Global Select Market (the “NASDAQGSM”), Pink OTC Markets (the “OTC”) or any similar exchange, quotation system or association (together, each of the NYSE, the NASDAQGM, the NASDAQGSM and the OTC, a “Trading Market”), the arithmetic average of the daily volume weighted average prices, as reported by Bloomberg Financial L.P., of one share of Common Stock on the principal such Trading Market for the period of five Trading Days consisting of the Trading Day immediately prior to the Valuation

Date and the four Trading Days immediately prior to such date (unless, between the first and last Trading Day of such five Trading Day period, the ex-dividend or effective date for an event that would give rise to an adjustment to the Conversion Price pursuant to Section 9 occurs, in which case the Board of Directors will determine the Market Price of the Common Stock for such date in good faith) or, (b) if the Common Stock is not then quoted on a Trading Market, the Fair Market Value of one share of Common Stock as of the Close of Business on the Valuation Date. If the Common Stock is not then quoted on a Trading Market, then the Board of Directors shall respond promptly, in writing, to any inquiry by any holder of Series B Preferred Stock as to the Fair Market Value of a share of the Common Stock. Notwithstanding the above, for the purposes of adjustments to the Conversion Price made in accordance with Section 9(b), if an announcement or disclosure of a potential issuance or sale is made prior to the date of such issuance or sale, the Valuation Date for measuring the “Market Price” in such circumstance shall be the date of such announcement or disclosure. When used to determine the value of a security other than the Common Stock, the Market Price of such security shall be determined in accordance with the same methodology as the Market Price of the Common Stock, mutatis mutandis.

“NASDAQ Shareholder Approval” shall have the meaning ascribed to it in the definition of Shareholder Approval.

“NASDAQGM” shall have the meaning ascribed to it in the definition of Market Price.

“NASDAQGSM” shall have the meaning ascribed to it in the definition of Market Price.

“NYSE” shall have the meaning ascribed to it in the definition of Market Price.

“Options” shall mean any rights, warrants or options to subscribe for or purchase the Common Stock or Convertible Securities.

“Organic Change” shall have the meaning ascribed in to it in Section 9(f) hereto.

“OTC” shall have the meaning ascribed to it in the definition of Market Price.

“Patni” shall have the meaning ascribed to it in the Purchase Agreement.

“Patni SPA” has the meaning ascribed to it in the recitals to the Purchase Agreement.

“Permitted Dividend” shall have the meaning ascribed to it in Section 5.1(a)(i) of the Investor Rights Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchase Agreement” shall mean that certain purchase agreement related to the purchase and sale of the Series B Preferred Stock, dated as of January 10, 2011, between the Sponsor and the Corporation, as amended from time to time in accordance with its terms.

“Put Notice” shall have the meaning ascribed to it in Section 6(a).

“Redemption Date” shall have the meaning ascribed to it in Section 6(d).

“Registrable Securities” shall have the meaning ascribed to it in the Investor Rights Agreement.

“Series B Director(s)” shall have the meaning set forth in Section 10(b) hereto.

“Series B Preferred Stock” shall have the meaning ascribed to it in Section 1 hereto.

“Settlement Date” shall mean the date that is six years after the Final Issue Date; provided, however, that if the latest maturity of the indebtedness incurred under the Loan Documents would occur within six months of the date that is six years after the Final Issue Date, the “Settlement Date” may be extended by the Corporation, by written notice to the holders of the Series B Preferred Stock given no later than three months after the Final Issue Date, to a date that is not later than (a) six months after the latest maturity of the indebtedness incurred under the Loan Documents and (b) the date that is six years and six months after the Final Issue Date.

“Share” shall have the meaning ascribed to it in Section 4(a) hereto.

“Shareholder Approval” shall mean all approvals, if any, of the shareholders of the Corporation (a) necessary to approve the transactions contemplated under the Purchase Agreement and the issuance of the Series B Preferred Stock with the rights and privileges described in this Statement With Respect to Shares, including any approvals by the holders of Common Stock required for the removal of the Conversion Cap in compliance with NASDAQ Market Place Rule 5635(a), (b), (c) and (d) and NASDAQ Market Place Rule 5640, as applicable, or any similar shareholder approval rule of any other Trading Market on which the Common Stock is quoted (the “NASDAQ Shareholder Approval”), and (b) necessary to approve the Charter Amendment.

“Special Redemption Date” has the meaning ascribed to it in Section 6(c).

“Sponsor” means Viscaria Limited, a Cyprus private company limited by shares.

“Sponsor Change of Control Redemption Date” shall have the meaning ascribed to it in Section 6(b)(ii).

“Sponsor Group” has the meaning set forth in the Investor Rights Agreement.

“Statement With Respect to Shares” shall mean this Statement with Respect to Shares relating to the Series B Preferred Stock, as it may be amended from time to time.

“Subsidiary” shall mean, when used with respect to any Person, any other Person of which (a) in the case of a corporation, at least a majority of the equity and the voting interests of which are owned or controlled, directly or indirectly, by such first Person (any such entity, a “Majority Owned” entity), by any one or more of its Majority Owned subsidiaries, or by such first Person and one or more of its Majority Owned subsidiaries, or (b) in the case of any Person other than a corporation, such first Person, one or more of its Majority Owned subsidiaries, or such first Person and one or more of its Majority Owned subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Termination Date” shall have the meaning ascribed to it in Section 6(c).

“Trading Day” shall mean any day on which (a) trading in the Common Stock generally occurs on the principal Trading Market for the Common Stock, (b) such principal Trading Market does not fail to open for trading during its regular trading session and (c) there does not occur or exist on such day, for more than a one half-hour period, in the aggregate, any suspension or limitation imposed on the trading of the Common Stock or of any options, contracts or futures contracts relating to the Common Stock, which suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day or, solely for the purposes of determining the Closing Price of the Common Stock, a last sale price per share of the Common Stock is available on such principal Trading Market. If the Common Stock is not quoted on any Trading Market, “Trading Day” shall have the same meaning as Business Day.

“Trading Market” shall have the meaning ascribed to it in the definition of Market Price.

“Unit of Reference Property” shall have the meaning ascribed to it in Section 9(f) hereto.

“Valuation Date” shall have the meaning ascribed to it in the definition of Market Price.

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“Window Trigger Date” shall have the meaning set forth in Section 8(b) hereto.

“Withholding Tax” shall have the meaning set forth in Section 16 hereto.

(b) Rules of Construction. Capitalized terms used in this Statement With Respect to Shares which are not defined in this Section 3 have the meanings contained elsewhere in this Statement With Respect to Shares. Whenever the words “include,” “includes” or “including” are used in this Statement With Respect to Shares, they are deemed to be followed by the words “without limitation.” Any definitions used herein defined in the plural shall be deemed to include the singular as the context may require and any definitions used herein defined in the singular shall be deemed to include the plural as the context may require. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

Section 4. Dividends.

(a) General. Cumulative dividends shall accrue on each share of the Series B Preferred Stock (each, a “Share”) on a daily basis at the Dividend Rate on the Accrued Value from and including the date of issuance of such Share to and including the first date on which any of the following occurs: (i) such Share is redeemed by or put to the Corporation (and such put is honored) in accordance with Section 6 or (ii) such Share is converted into shares of Conversion Stock pursuant to Section 8. Dividends on the Series B Preferred Stock shall compound quarterly on each Dividend Reference Date whether or not they have been declared, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and whether or not a cash payment of such dividends would be prohibited under any Loan Documents. All such dividends shall compound and be added to the Accrued Value on each Dividend Reference Date as provided in the definition of “Accrued Value” in Section 3 hereof. No such dividends on the Shares shall be paid in cash unless such dividends are paid in connection with the liquidation of the Corporation pursuant to Section 5 or as part of the price paid upon a redemption or put to the Corporation pursuant to Section 6, and for the avoidance of doubt, such dividends shall remain accrued when compounded and added to the Accrued Value until paid in cash pursuant to such Sections or converted pursuant to Section 8. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

(b) Participating Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series B Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the Corporation will determine the record holders of Common Stock entitled to such dividends; provided that if any dividends consist of voting securities, the Corporation shall make available to each holder of the Series B Preferred Stock, at such holder’s request, dividends consisting of securities that are non-voting (except as otherwise required by law), which are otherwise identical to the dividends consisting of voting securities and which are convertible into such voting securities on the request of the holder.

Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to shareholders of the Corporation, and after satisfaction of (or reservation of an amount sufficient to satisfy) all liabilities and obligations to creditors of the Corporation, but before any distribution or payment is made upon any Junior Stock, an amount in cash equal to the greater of (a) the aggregate Accrued Value of all Shares held by such holder (plus, without duplication, any accrued dividends not already included in such Accrued Value) and (b) the amount that such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series B Preferred Stock were converted into Conversion Stock immediately prior to such event in accordance with Section 8(a) (assuming for the purposes of this Section 5 that the NASDAQ Shareholder Approval has been obtained), and the holders of Series B Preferred Stock shall not be entitled to any further payment with respect to such Shares. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation to be distributed among the holders of the Series B Preferred Stock are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid under this Section 5, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among the holders of the Series B Preferred Stock, based upon the aggregate Accrued Value (plus, without duplication, any accrued dividends not already included in such Accrued Value) of the Series B Preferred Stock held by each such holder. Not fewer than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and to each share of Common Stock in connection with such liquidation, dissolution or winding up. Neither the consolidation or merger of the Corporation into or with any other Person (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

Section 6. Put Right; Redemptions.

(a) Put Right. Each holder of the Series B Preferred Stock shall have the right to require the Corporation, and upon receipt of timely notice from such holder, the Corporation shall be required, to redeem in cash, from amounts lawfully available therefor, on the Settlement Date, all (but not less than all) outstanding Shares held by such holder at a price per Share equal to the Accrued Value thereof (plus, without duplication, any accrued dividends not already included in such Accrued Value) on the Settlement Date unless such Shares were previously redeemed in accordance with Section 6, converted in accordance with Section 8 or the Corporation was previously liquidated, dissolved or wound up in accordance with Section 5. The holders of Series B Preferred Stock wishing to exercise the put right shall give irrevocable written notice (the “Put Notice”) to the Corporation of the exercise of such put right no later than the Close of Business on the Business Day immediately prior to the Settlement Date.

(b) Optional Redemption on Change of Control.

(i) If, prior to the effective date of a Change of Control, the Corporation has knowledge of such Change of Control, then (x) promptly upon obtaining such knowledge, and in any case (to the extent that the Corporation has such knowledge prior to the Change of Control) no later than 15 days prior (or such lesser number of days as is practicable if such knowledge is obtained thereafter) to the occurrence of the Change of

Control, the Corporation shall give written notice of such proposed Change of Control, which notice shall describe (to the extent known) in reasonable detail the material terms and expected date of consummation thereof to each holder of Series B Preferred Stock (provided, that (A) specific discussion of a proposed Change of Control at a properly called and constituted meeting of the Board of Directors during such period at which a Series B Director was present for such discussion shall be deemed to have met such notice requirement for any holder of the Shares that appointed such Series B Director pursuant to the terms of this Statement With Respect to Shares or the Investor Rights Agreement, any member of the Sponsor Group, and any Affiliate of any such holder or member; provided such notice periods are complied with and (B) the Corporation shall not be required to deliver such notice if its delivery would result in, or, in the Corporation’s sole reasonable discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any similar provision of any law applicable to the Corporation; provided, further, that so long as a Series B Director is serving on the Board of Directors or the Sponsor and its Affiliates are otherwise subject to a confidentiality obligation with the Company, the exception to the notice requirement set forth in the immediately preceding clause (B) shall not apply to the Sponsor or its Affiliates), and (y) if, after delivering such notice, the Corporation becomes aware of any material change in the terms or timing of such Change of Control, the Corporation shall promptly give each holder of Series B Preferred Stock that received such notice an additional notice setting forth such material change (provided, that (A) specific discussion of such change at a properly called and constituted meeting of the Board of Directors at which such material change was specifically discussed when a Series B Director was present for such discussion shall be deemed to have met such notice requirement for any holder of the Shares that appointed such Series B Director pursuant to the terms of this Statement With Respect to Shares or the Investor Rights Agreement, any member of the Sponsor Group, and any Affiliate of any such holder or member, and (B) the Corporation shall not be required to deliver such notice if its delivery would result in, or, in the Corporation’s sole reasonable discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any similar provision of any law applicable to the Corporation; provided, further, that so long as a Series B Director is serving on the Board or the Sponsor and its Affiliates are otherwise subject to a confidentiality obligation with the Company, the exception to the notice requirement set forth in the immediately preceding clause (B) shall not apply to the Sponsor or its Affiliates). If the Corporation is required to deliver notice of any Change of Control pursuant to this Section 6(b)(i) but fails to do so in accordance with this Section 6(b)(i), such Change of Control, if within the control of the Corporation, shall not close until the Corporation gives such notice and, for the avoidance of doubt, if the Corporation has knowledge of the Change of Control before it is effectuated, the closing of such Change of Control, if within the control of the Corporation, shall be no earlier than 15 days after such notice has been given.

(ii) If a Change of Control occurs, each holder of the Series B Preferred Stock may require the Corporation to redeem all, but not less than all, of its Series B Preferred Stock on the Change of Control Redemption Date for an amount of cash per Share, payable by wire transfer to the account or accounts designated in writing to the Corporation by such holder, equal to:

(A) if the Change of Control occurs prior to the second anniversary of the Initial Issue Date (or, if the Final Issue Date shall have occurred, of the Final Issue Date), the greater of (A) 2.5 multiplied by the Initial Value and (B) the Deemed Conversion Shares at the time of closing of such Change of Control multiplied by the Change of Control Purchase Price; and

(B) if the Change of Control occurs on or after the second anniversary of the Initial Issue Date (or, if the Final Issue Date shall have occurred, of the Final Issue Date), the greater of (A) the sum of (x) 101% multiplied by the sum of (1) the Accrued Value of such Share plus, (2) without duplication, any accrued dividends not already included in such Accrued Value and (y) the amount of dividends that would have accrued with respect to such Share from the Change of Control Redemption Date (taking into account the scheduled compounding) through the Settlement Date and (B) the Deemed Conversion Shares at the time of closing of such Change of Control multiplied by the Change of Control Purchase Price;

by delivering to the Corporation, at its principal office or to such other location as may be directed by the Corporation, any Shares to be redeemed and written notice of such election (x) if notice was delivered by the Corporation to such holder pursuant to Section 6(b)(i) (or, if such holder appointed the relevant Series B Director pursuant to the terms of this Statement With Respect to Shares or the Investor Rights Agreement, is a member of the Sponsor Group or is an Affiliate of any such holder or member, deemed delivered to such holder pursuant to Section 6(b)(i)), by 12:00 p.m., New York time, on the Business Day immediately preceding the effective date of the Change of Control, and (y) if notice was delivered by the Corporation to such holder pursuant to Section 6(b)(iii), by the Close of Business on the day that is five days prior to the Alternative Change of Control Redemption Date. Upon timely receipt of any holder’s election and Shares, the Corporation shall be obligated to redeem the Shares of such holder (1) if the Corporation delivered notice to such holder pursuant to Section 6(b)(i) (or, if such holder appointed the relevant Series B Director pursuant to the terms of this Statement With Respect to Shares or the Investor Rights Agreement, is a member of the Sponsor Group or is an Affiliate of any such holder or member, deemed delivered to such holder pursuant to Section 6(b)(i)), on the date of the occurrence of the Change of Control (the “Sponsor Change of Control Redemption Date”), and (2) if the Corporation delivered notice to such holder pursuant to Section 6(b)(iii), on the Alternative Change of Control Redemption Date, in each case, in priority over any payments to the holders of Junior Stock. If any proposed Change of Control does not occur, any request for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series B Preferred Stock may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.

(iii) If a Change of Control occurs and notice is not required to be given to such holder pursuant to Section 6(b)(i), then the Corporation will deliver notice of such

Change of Control to such holder as promptly as practicable after the occurrence of such Change of Control, which notice shall set forth the date on which the Corporation will redeem any Shares properly tendered by such holder in accordance with Section 6(b)(ii) in connection with such Change of Control, which date, shall be no fewer than 25 Business Days, and no more than 35 Business Days after the date on which such notice is delivered (the “Alternative Change of Control Redemption Date”, and together with the Sponsor Change of Control Redemption Date, the “Change of Control Redemption Date”).

(c) Special Mandatory Redemption. If (i) the Acquisition (as defined in the Purchase Agreement) has not been consummated by the Long Stop Date (as defined in the Patni SPA) or (ii) the Patni SPA has otherwise terminated (the earlier of such dates, the “Termination Date”), the Corporation shall thereupon be unconditionally obligated to redeem all, but not less than all, outstanding Shares for cash by wire transfer to the account or accounts designated in writing by the holders of such Shares to the Corporation in an amount per Share equal to the Initial Value. The Corporation shall within two Business Days of the Termination Date deliver notice of such termination to each holder of the Series B Preferred Stock. The Corporation shall use reasonable best efforts to redeem all of the Shares promptly after delivery of such notice and notwithstanding anything else in this Section 6(c), payment in full shall be made no later than 150 days from the Termination Date (the “Latest Payment Time”); provided that for ease of administration of payments only, and in all cases so long as all payments are made by the Latest Payment Time even if payments smaller than the following baskets must be made to do so, the Corporation shall not be obligated to redeem any or all of the Shares until two Business Days after (i) the Corporation or any of its Subsidiaries holds funds that have not yet been used to redeem the Shares (A) of at least $10.0 million solely from the Open Offer Escrow (as defined in the Patni SPA), in which case the Corporation shall use all of such funds to redeem the Shares, or (B) of at least $5.0 million that are solely the proceeds from the sale of the shares of Patni, in which case the Corporation shall use all of such funds to redeem the Shares; or (ii) the Corporation and its Subsidiaries otherwise hold at least $5.0 million of cash in excess of $50.0 million, in which case the Corporation shall use all of such excess cash to redeem the Shares. For the avoidance of doubt, (1) all funds described in clauses (i)(A) and (i)(B) of the first proviso to the immediately preceding sentence shall be subject to payment to the holders of the Shares and shall not be counted in the $50.0 million cash holding threshold in clause (ii) of the first proviso to the immediately preceding sentence; (2) the Corporation shall be obligated to make additional payments in accordance with clauses (i)(A) and (i)(B) of the first proviso to the immediately preceding sentence if and only if the aggregate amount of funds received by the Corporation and its Subsidiaries solely from the Open Offer Escrow and the sale of Patni shares and not yet used to redeem Shares is at least $10.0 million; and (3) the Corporation shall be obligated to make additional payments in accordance with the immediately preceding sentence until the payment obligation of the Corporation under this Section 6(c) is satisfied in full. Each date that the Corporation is required to redeem Shares pursuant to this Section 6(c) is a “Special Redemption Date.”

(d) Redemption Payments. For each Share to be redeemed hereunder, to the extent required by the Corporation, upon surrender by the holder thereof at the Corporation’s principal office, or to such other location as may be directed by the Corporation, of the certificate representing such Share and any other documentation required pursuant to this Statement With

Respect to Shares, the Corporation shall be obligated on the Settlement Date (subject to Section 6(c)), any Change of Control Redemption Date or the Special Redemption Date (together with the Settlement Date and any Change of Control Redemption Date, each a “Redemption Date”) to pay to the holder thereof, by wire transfer to an account or accounts designated by the holder at least one Business Day prior to the relevant Redemption Date, an amount in cash equal to the put or redemption price of such Share in accordance with Section 6(a), Section 6(b) or Section 6(c), as the case may be. If the Corporation pays any holder of more than one Share an amount of cash less than the amount of the put or redemption price due in accordance with Section 6(a), Section 6(b) or Section 6(c) with respect to such Shares, the payment shall be deemed to satisfy the Corporation’s obligations with respect to a number of Shares held by such holder (the “Deemed Redeemed Shares”) equal to the maximum number of Shares held by such holder for which the applicable redemption price could have been paid in full by such amount of cash, and thereafter, such Deemed Redeemed Shares shall be considered redeemed by the Corporation in accordance with Section 6(a), Section 6(b) or Section 6(c), as the case may be, and cancelled and retired; provided that no such redirection in ownership stake through any partial payment shall be deemed to reduce the ownership of the Sponsor Group below the Board Threshold if, prior to any such partial payments on the Redemption Date, the Board Threshold was met.

(e) Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed, put to the Corporation or otherwise acquired by the Corporation or which are converted shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(f) Other Redemptions. The Series B Preferred Stock shall not be redeemable except as expressly authorized herein.

Section 7. Priority of Series B Preferred Stock on Dividends and Redemptions. So long as any Series B Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Stock other than a Permitted Dividend.

Section 8. Conversion.

(a) Conversion at the Option of the Holder. Each share of Series B Preferred Stock may be converted on any date until the Close of Business on the Business Day immediately preceding the Settlement Date, from time to time, at the option of the holder thereof into a number of shares of Conversion Stock equal to the Deemed Conversion Shares; provided, however, that prior to the receipt of the NASDAQ Shareholder Approval, Shares shall not be convertible pursuant to this Section 8 in the aggregate into a number of shares of Conversion Stock equal to more than 19.99% of the number of shares of Common Stock outstanding immediately prior to January 10, 2011 (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization) (such limitation, the “Conversion Cap”); provided, further, however, that prior to the vote of the shareholders of the Corporation with respect to the NASDAQ Shareholder Approval, the Series B Preferred Stock may not be converted. If, pursuant to this Section 8, on any day, Shares are converted and, but for the Conversion Cap, the number of shares of Conversion Stock deliverable by the Corporation in satisfaction of its conversion obligation with respect to such Shares would exceed the Conversion Cap, the Corporation will allocate the shares of Conversion Stock that it delivers in satisfaction of such conversion obligation pro rata among holders of such Shares based on the Accrued Value of such Shares held by each holder. Shares of Series B Preferred Stock shall immediately and permanently cease to be subject to the Conversion Cap upon the receipt of the NASDAQ Shareholder Approval.

(b) Conversion at the Option of the Corporation. If, on any date following the date that is 18 months after the Initial Issue Date or, if the Final Issue Date shall have occurred, the date that is 18 months after the Final Issue Date, (i) no Event of Noncompliance has occurred and is continuing, (ii) there is an effective Shelf Registration Statement covering the resale of all of the Registrable Securities, and (iii) for any 45 Trading Days out of the 60 consecutive Trading Day-period immediately preceding such date, the volume weighted average price of the Common Stock on such Trading Days equaled or exceeded 205% of the Conversion Price in effect on each such Trading Day (such day, the “Window Trigger Date”), then the Corporation may cause the conversion of all, but not less than all, of the Series B Preferred Stock by providing written notice to the holders of the Series B Preferred Stock, no later than 10 days after such Window Trigger Date, of the Corporation’s election to cause such conversion, and of the effective date of such conversion, which effective date shall not be later than 10 days after the date of such notice (the “Corporation Conversion Date”).

(c) Mandatory Conversion. If a Put Notice with respect to any Share is not timely delivered to the Company in accordance with Section 6(a), on the Settlement Date such Share will automatically be converted, without the Corporation or the holders having taken any action, into a number of shares of Conversion Stock equal to the number of Deemed Conversion Shares on the Settlement Date.

(d) Conversion Procedure. To convert Shares pursuant to Section 8(a), the holder of such Shares must deliver the certificate(s) representing such Shares to the Corporation at its principal corporate office, or to such other locations as may be directed by the Corporation, together with an irrevocable written notice of conversion. The “Conversion Date” shall mean, for any Share, (i) in the case of a conversion under Section 8(a), the date on which such Share is submitted for conversion and the duly signed and completed notice of conversion of such Share is received by the Corporation, (ii) in the case of a conversion under Section 8(b), the Corporation Conversion Date, and (iii) in the case of a conversion under Section 8(c), the Settlement Date. Upon conversion of a Share, the Person entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock at the Close of Business on the Conversion Date for such Share (and, for the avoidance of doubt, prior to such time will not be treated as the holder or holders of record of such Conversion Stock or as entitled to any rights with respect to such shares of Conversion Stock by virtue of holding Shares), and such Person shall cease to be a record holder of the Series B Preferred Stock at the Close of Business on such Conversion Date. As promptly as practicable on or after the Conversion Date for any Share (and in any event no later than three Business Days thereafter), the Corporation shall issue the number of whole shares of Conversion Stock issuable upon conversion, with such number of shares of Conversion Stock determined based on the aggregate number of Shares converted by the converting holder on such Conversion Date and any remaining balance satisfied in cash. Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry (if Common Stock is then issued in one or more global certificates with a depositary). If any holder converts only a portion of the Shares represented by a single certificate, the Corporation will promptly issue a new certificate representing the portion of the Shares that such holder has not converted. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder by sending by internationally recognized overnight courier service certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. The Corporation shall be entitled to treat the registered holder of any share of Common Stock issued upon the conversion of a Share as the owner of such share for all purposes.

(e) Contingent Conversion. Notwithstanding any other provision hereof, if a conversion of Series B Preferred Stock is to be made in connection with an event or transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(f) Common Stock Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, the number of shares of Conversion Stock that would be issuable upon the conversion of all outstanding Series B Preferred Stock, assuming for the purposes of this calculation that the NASDAQ Shareholder Approval has been obtained. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance and except for any such law, regulation or requirement applicable because of the business or nature of the holder). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock in accordance with this Section 8(f).

(g) Taxes. The Corporation shall pay any and all transfer Taxes that may be payable in respect of the issue or delivery of shares of Conversion Stock on conversion of the Shares. The Corporation shall not, however, be required to pay any Tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Conversion Stock in a name other than that in which the converted Shares of Series B Preferred Stock were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such Tax, or has established to the satisfaction of the Corporation that such Tax has been paid.

Section 9. Conversion Price; Adjustments.

(a) In order to prevent dilution of the conversion rights granted under Section 8, the Conversion Price shall be subject to adjustment from time to time, without duplication, in the circumstances and in the manner described in to this Section 9.

(b) If and whenever the Corporation issues or sells, or in accordance with Section 9(d) is deemed to have issued or sold, any shares of Common Stock for an amount of consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale (or if an announcement or disclosure of a potential issuance or sale is made prior to the date of such issue or sale, as of the date of such announcement or disclosure in accordance with the definition of Market Price), then immediately upon such issue or sale, the Conversion Price shall be reduced to equal the Conversion Price in effect immediately prior to such issue or sale multiplied by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(c) Notwithstanding the foregoing Section 9(a) and Section 9(b) and the following Section 9(d), there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of (i) shares of Common Stock to employees or directors of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Corporation’s Board of Directors, (ii) shares of Common Stock upon the exercise of Options or conversion of Convertible Securities outstanding on the Initial Issue Date and expressly set forth on Schedule 4.4(c) of the Disclosure Schedules to the Purchase Agreement, (iii) shares of Common Stock in an underwritten public offering or a private placement promptly followed by a resale pursuant to Rule 144A under the Securities Act of 1933, as amended, if permitted under Section 5.1(a)(ii) of the Investor Rights Agreement, so long as such provision is in effect or (iv) if the holders of the Shares participate in such issue or sale (or deemed issue or sale) pursuant to Section 4(b) on an as-converted basis.

(d) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 9(b), the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of the date of issue or sale, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section 9(d)(i), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. Notwithstanding the foregoing Section 9(c), no further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(d)(ii), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Notwithstanding the foregoing Section 9(c), no further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 9, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than as a result of anti-dilution provisions in the agreements governing any Options or Convertible Securities issued after the Initial Issue Date to which the majority of the holders of the Series B Preferred Stock have given consent under Section 5.1(a)(ii) of the Investor Rights Agreement (regardless of any exception to such consent rights contained in such Section 5.1(a)(ii), but only for so long as such Section 5.1(a)(ii) is in effect)), the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 9(d), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that, subject to the immediately following sentence, no such change shall cause the Conversion Price hereunder to be increased. In addition, if this Section 9(d)(iii) results in a decrease to the Conversion Price as a result of a temporary reduction in the exercise price for any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible or exchangeable for some limited period, then the Conversion Price shall be automatically readjusted at the end of such period to the Conversion Price in effect immediately prior to such period to the extent of any such Options or Convertible Securities that were not exercised or converted while such reduction was in place.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 9(d), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused an adjustment to be made to the Conversion Price pursuant to this Section 9.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount actually received by the Corporation therefor (net of, in the event of underwriting offerings, the discounts or commissions offered or paid by the Corporation in connection with such offering). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the Fair Market Value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such Common Stock, Option or Convertible Security, as the case may be.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(e) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to the effective date or record date, as the case may be, for such subdivision shall be proportionately reduced on such effective date or record date, as the case may be, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to the effective date or record date for such combination shall be proportionately increased immediately after such effective date or record date.

(f) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that the holder of any Share of Series B Preferred Stock not being redeemed in accordance with Section 6(b) shall thereafter have the right to acquire and receive, upon conversion of such Share, in lieu of each share of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Share, the types and amounts of stock, other securities or other assets that such holder would have received in connection with such Organic Change if such holder had converted its Share of Series B Preferred Stock immediately prior to such Organic Change; provided, that, if the holders of the Common Stock immediately prior to such Organic Change would have been entitled to elect the form of consideration receivable in exchange for their shares of Common Stock in such Organic Change, the holders of Series B Preferred Stock shall also be entitled to make such election so long as the notice of such Organic Change would not result in, or, in the Corporation’s sole reasonable discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any similar provision of any law applicable to the Corporation (provided, that so long as a Series B Director is serving on the Board or the Sponsor and its Affiliates is otherwise subject to a confidentiality obligation with the Company, such exception shall not apply to the Sponsor or its Affiliates), and otherwise the stock, other securities or other assets that a holder of a Share would have received in connection with such Organic Change if such holder had converted its Share immediately prior to such Organic Change will be deemed to be the weighted average of the types and amounts of stock, other securities or other assets that the holders of the Common Stock received in such Organic Change (in each such case, the types and amounts of stock, other securities or other assets corresponding to one share of the Common Stock, a “Unit of Reference Property”). In each such case, the Corporation shall also make appropriate provisions to insure that the adjustments reasonably analogous to the provisions of this Section 9 shall thereafter be applicable to the Series B Preferred Stock. The Corporation shall not effect any such recapitalization, reclassification, reorganization, consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, if the delivery of such written instrument would not result in, or, in the Corporation’s reasonable sole discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any similar provision of any law applicable to the Corporation (provided, that so long as a Series B Director is serving on the Board or the Sponsor and its Affiliates are otherwise subject to a confidentiality obligation with the Company, such exception to the notice requirement shall not apply to the Sponsor or its Affiliates), shall be in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding, the obligation to deliver Units of Reference Property upon the conversion of the Shares as described in the foregoing provisions. Without limiting the rights or the holders of the Series B Preferred Stock set forth in this Section 9(f), the Corporation shall not effectuate an Internal Reorganization Event unless the Series B Preferred Stock shall be outstanding as a class of preferred stock of the surviving corporation having the same rights, terms, preferences, liquidation preference and accrued and unpaid dividends as the Series B Preferred Stock in effect immediately prior to such Internal Reorganization Event, as adjusted for such Internal Reorganization Event pursuant to this Statement With Respect to Shares after giving effect to any such Internal Reorganization Event. So long as the delivery of such notice and other documentation would not result in, or, in the Corporation’s sole reasonable discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any other similar provision of any law applicable to the Corporation (provided, that so long as a Series B Director is serving on the Board or the Sponsor and its Affiliates are otherwise subject to a confidentiality obligation with the Company, such exception to the notice requirement shall not apply to the Sponsor or its Affiliates), the Corporation (or any successor) shall, at least 20 days prior to the occurrence of any Internal Reorganization Event, provide written notice to the holders of the Series B Preferred Stock, along with copies of draft documentation that provides for the protections set forth in this Section 9(f); provided, that specific discussion regarding a proposed Organic Change and distribution of such documentation at a properly called and constituted meeting of the Board of Directors at which a Series B Director was present for such discussions shall be deemed to have met such notice requirement and otherwise the Corporation (or any successor) shall promptly after the occurrence of any Internal Reorganization Event, provide written notice to the holders of the Series B Preferred Stock of such Internal Reorganization Event.

(g) Notices Related to Conversion Adjustments.

(i) Promptly upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series B Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided, that specific discussion regarding such closing of the Corporation’s books or such taking of a record at a properly called and constituted meeting of the Board of Directors at which a Series B Director was present during such discussion shall be deemed to have met such notice requirement.

(iii) So long as the delivery of such notice would not result in, or, in the Corporation’s sole reasonable discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any similar provision of any law applicable to the Corporation (provided, that so long as a Series B Director is serving on the Board or the Sponsor and its Affiliates are otherwise subject to a confidentiality obligation with the Company, such exception to the notice requirement shall not apply to the Sponsor or its Affiliates), the Corporation shall also give written notice to the holders of Series B Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place; provided, that specific discussion regarding a proposed Organic Change at a properly called and constituted meeting of the Board of Directors at which such Organic Change at which a Series B Director was present for such discussion shall be deemed to have met such notice requirement.

Section 10. Voting Rights.

(a) General. Except as otherwise provided herein or by applicable law, the holders of shares of Series B Preferred Stock shall be entitled to vote with the holders of shares of Common Stock on all matters submitted to a vote of shareholders of the Corporation. Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which all shares of Series B Preferred Stock held of record by such holder could then be converted pursuant to Section 8 (subject to the Conversion Cap, if applicable and, for the purposes of this Section 10(a), not taking into consideration any Conversion Price adjustments made pursuant to Section 9) at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed. To the extent the voting rights of holders of the Series B Preferred Stock are limited by the Conversion Cap, the vote of all holders of Series B Preferred Stock shall be reduced on a pro rata basis. For the avoidance of doubt, if NASDAQ Shareholder Approval is obtained, then the Conversion Cap shall immediately cease to apply. The holders of shares of Series B Preferred Stock shall be entitled to notice of any meeting of shareholders of the Corporation in accordance with the Bylaws.

(b) Election of Directors. Notwithstanding any other provision in the Articles of Incorporation to the contrary, and subject to Section 6(d) (and to additional rights provided for in Section 11(b)(ii), which are not subject to such ownership limitation), so long as the Sponsor Group meets the Board Threshold, the holders of a majority of the Series B Preferred Stock shall have the right, to the exclusion of all other classes or series of the Corporation’s capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock and all other series of capital stock, to elect one individual (two if the number of directors is ten or more, for so long as the right to elect such additional director is consistent with Nasdaq Listing Rule 5640) (the “Series B Director(s)”) to serve on the Board of Directors.

(c) Removals; Vacancies; New Directorships. Notwithstanding any other provision in the Articles of Incorporation to the contrary, (i) any Series B Director elected pursuant to Section 10(b) hereto may be removed at any time without cause by, and only by, a vote of the holders of a majority of the Series B Preferred Stock given at a meeting or by written consent and (ii) any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any Series B Director elected pursuant to Section 10(b) or Section 11(b)(ii) shall be filled only by the remaining Series B Director(s), if any, or the holders of a majority of the Series B Preferred Stock and (iii) any new directorship created for a Series B Director as a consequence of a change in size of the Board of Directors or an Event of Noncompliance, shall be filled only by the holders of a majority of the Series B Preferred Stock in accordance with Section 10(b).

(d) Non-Limitation of Voting Rights. For the avoidance of doubt, and notwithstanding any other provision in the Articles of Incorporation to the contrary, the right of the Series B Preferred Stock to vote for the election of the Series B Director(s) shall be in addition to the right of the Series B Preferred Stock to vote together with the holders of Common Stock on all matters subject to a vote of the Common Stock.

Section 11. Events of Noncompliance.

(a) Definition. An “Event of Noncompliance” shall have occurred if:

(i) (A) the Corporation fails to make any redemption payment with respect to the Series B Preferred Stock which it is required to make under this Statement With Respect to Shares, whether or not such payment is legally permissible or is prohibited by any Loan Document or any other agreement to which the Corporation is subject; (B) the Corporation fails to receive Shareholder Approval by April 30, 2011; or (C) the Corporation breaches its obligations under Section 8(f) hereto, Section 5.1(a)(iii) of the Investor Rights Agreement or Section 5.1(a)(xi) of the Investor Rights Agreement; or

(ii) there is an Event of Default under the Investor Rights Agreement.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

(b) Consequences of Events of Noncompliance.

(i) (A) If an Event of Noncompliance of the type described in Section 11(a)(i) has occurred and is continuing, the Dividend Rate for such outstanding Shares of Series B Preferred Stock will increase by 3.00%, effective as of the date of the Event of Noncompliance, and will increase by an additional 0.25% on each of the next two successive Dividend Reference Dates, then by an additional 0.50% on each of the next four Dividend Reference Dates, then by an additional 0.75% on each of the next four successive Dividend Reference Dates and finally by an additional 0.50% on the next successive Dividend Reference Date (up to a maximum Dividend Rate of 17.00%), and (B) if an Event of Noncompliance of the type described in Section 11(a)(ii) has occurred and is continuing, the Dividend Rate for such outstanding Shares of Series B Preferred Stock will increase by 1.00%, effective as of the date of the Event of Noncompliance, and will increase by 1.00% on each successive Dividend Reference Date (up to a maximum Dividend Rate of 20.0%), until the date on which no such Event of Noncompliance no longer exists, at which time the Dividend Rate shall be immediately reduced to the Dividend Rate that would be in effect had such Event of Noncompliance not occurred.

(ii) If an Event of Noncompliance of the type described in Section 11(a)(i)(A) occurred, at the option of the holders of the majority of the Shares and during the pendency of such noncompliance, the Corporation shall take all such action as is necessary to increase the size of the Board (or procure the resignation of a director) to enable the holders of the majority of the Shares to appoint two additional Series B Directors, in addition to the Series B Director provided for under Section 10(b). Such special right shall continue until such time as no Event of Noncompliance under Section 11(a)(i)(A) is continuing, at which time such special right shall terminate and the Series B Directors appointed pursuant to this Section shall be automatically removed, subject to revesting upon the occurrence and continuation of any other Event of Noncompliance under Section 11(a)(i)(A).

(iii) If any Event of Noncompliance exists, each holder of Series B Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 12. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Preferred Stock. The Corporation shall be entitled to treat the registered holder of any share of Series B Preferred Stock as the owner of such share for all purposes. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred Stock represented by the surrendered certificate.

Section 13. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder by written notice to the Corporation).

Section 14. Replacement Certificates. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 15. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Statement With Respect to Shares to shall be binding or effective without the prior written consent of the holders of a majority of the Series B Preferred Stock outstanding at the time such action is taken. For the avoidance of doubt, no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished whether by the merger, consolidation or other transaction of the Corporation with any other Person unless the Corporation has obtained the prior written consent of the holders of the majority the Series B Preferred Stock then outstanding.

Section 16. Withholding; Offset of Taxes. Except as provided in the Investor Rights Agreement, the Corporation or any other withholding agent shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of Series B Preferred Stock such amounts as the Corporation or such withholding agent are required to deduct and withhold under the Code or under Indian Tax law with respect to the making of such payment (“Withholding Tax”). The Corporation or such other withholding agent shall provide the holder with (x) to the extent practicable, at least 10 Business Days advance notice of any amounts proposed to be withheld, (y) an original or certified copy of a receipt from the applicable taxing authority showing payment of any such Withholding Tax, and (z) such other information regarding any such Withholding Tax as the holder may reasonably request. To the extent that Withholding Tax is withheld, (i) the Corporation or such other withholding agent timely shall pay over such amounts to the applicable taxing authority and (ii) such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made. To the extent that the Corporation is required to pay over to a taxing authority any Withholding Tax (excluding for the avoidance of doubt any Taxes referred to in Section 8(g)) on behalf of or with respect to any holder of Shares and such Withholding Tax is not withheld from a cash payment payable to such holder, then the Corporation may, in its sole and absolute discretion (but subject to the provisions of the Investor Rights Agreement), set off such Withholding Tax payment against any payments of Conversion Stock or cash on such Shares or Common Stock or Units of Reference Property received as Conversion Stock.

Section 17. Incorporation by Reference. The full text of the Purchase Agreement, the Patni SPA, the Investor Rights Agreement, the Loan Documents and any other agreement referenced herein is on file at the registered office of the Corporation as set forth in the Articles of Incorporation (as such registered office may be modified from time to time in accordance with Section 1507(b) of the BCL or any successor provision).